Exhibit 99.1

Wesco Aircraft Appoints Jennifer M. Pollino

to Board of Directors

VALENCIA, CA, December 3, 2014 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced that its board of directors has appointed Jennifer M. Pollino as a director, effective immediately. The appointment fills an existing vacancy on the board. Ms. Pollino will serve as a Class I director, with an initial term expiring at the company’s 2015 Annual Meeting of Stockholders. The board also appointed Pollino to serve on its compensation committee.

Randy Snyder, chairman and chief executive officer, said, “We are very pleased to welcome Jennifer to our board of directors. Her long track record in the industry and strong background as a business leader, human resources expert and financial professional bring a diverse and unique perspective and a strong skill-set to Wesco Aircraft as we organize our combined enterprise to more efficiently serve our customer base.”

Ms. Pollino currently serves on the board of directors of Crane Co., where she is a member of the audit and compensation committees. Ms. Pollino is also on the board of the Society for Human Resources Management, where she is a member of the audit committee.

With 25 years of global business management experience, Ms. Pollino has served as an executive coach and consultant at JMPollino, LLC since 2012. From 2005 to 2012, Ms. Pollino served as executive vice president – human resources and communications at Goodrich Corporation, a leading global supplier of systems and services to the global aerospace industry. During that time, she championed and led the deployment of several enterprise-wide initiatives.

Ms. Pollino also served in various general management and financial roles for several Goodrich manufacturing and service operating divisions between 1992 and 2005. During this time, she led the vertically integrated Aircraft Seating Products, the Turbomachinery Products and the Aircraft Wheel and Brake divisions.

Prior to joining Goodrich, Ms. Pollino served as a field accounting officer for the Resolution Trust Corporation and as a controller in the financial services industry. She began her career as an auditor for KPMG LLP.

Ms. Pollino is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Arizona Society of Certified Public Accountants. She is also a member of the National Association of Corporate Directors and the Society for Human Resources Management. Ms. Pollino graduated magna cum laude from the University of Notre Dame with a Bachelor of Business Administration in Accounting, and holds a Masters in Science in Executive Coaching from Queens University of Charlotte.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management. The company believes it offers one of the world’s broadest inventory of aerospace products, comprised of more than 575,000 active stock keeping units, including hardware, bearings, tools, electronic components, machined parts and chemicals. Wesco Aircraft has more than 2,700 employees across 83 locations in 19 countries.

To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.

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Contact Information:

Jeff Misakian

Vice President, Investor Relations

661-362-6847

Jeff.Misakian@wescoair.com